Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

To the Board of Directors and Members of Verso Paper Holdings LLC
Memphis, TN

We consent to the use in this Registration Statement on Form S-4 of our reports dated March 2, 2010, relating to the consolidated financial statements of Verso Paper Holdings LLC (the “Company”) a wholly-owned subsidiary of Verso Paper Finance Holdings LLC, the consolidated financial statement schedule and the effectiveness of the Company’s internal control over financial reporting, appearing in the Prospectus, which is a part of this registration statement.

We also consent to the references to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Memphis, TN
April 14, 2010